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                                                                Exhibit 23.3

                            CONSENT OF BURSTALL WARD

     We hereby consent to the use of our name as counsel to the Corporation and the statements with respect to us appearing under the headings "Risk Factors -- Risk of Enforcing Judgments against Foreign Persons and Corporations" and "Legal Matters" included in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.


Calgary, Alberta                                             /s/  BURSTALL WARD
                                                                  -------------
May 28, 1998                                                      BURSTALL WARD